EXHIBIT 99.2
PDL BioPharma, Inc.
Q3-2011
November 9, 2011

Following are some of the key points from PDL’s press release today regarding its third quarter 2011 financial and business results.

Net Income

●	Net income for the third quarter of 2011 was $45.9 million, or $0.28 per diluted share, as compared with net income of $40.2 million, or $0.24 per diluted share, for the same period of 2010.
●	Net income for the nine months ended September 30, 2011, was $160.4 million, or $0.88 per diluted share compared to $116.3 million, or $0.67 per diluted share, for the same period in 2010.

Non-GAAP Net Income

●	Non-GAAP net income for the third quarter of 2011 was $46.6 million, or $0.28 per diluted share, compared with $42.5 million, or $0.25 per diluted share, in the third quarter of 2010.
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Non-GAAP net income for the nine months ended September 30, 2011, was $162.0 million, or $0.89 per diluted share, compared with $133.4 million, or $0.77 per diluted share in the nine months ended September 30, 2010.

PDL management believes the non-GAAP information is useful for investors by offering them the ability to better identify trends in our business and better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all expense items that affect PDL. These non-GAAP financial measures exclude the following items from GAAP net income:

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The effects of retirement or conversion of convertible notes, net of estimated taxes, are excluded because these capital restructuring charges are transaction specific and result from changes made to a capital structure established when PDL was a commercial, manufacturing, and research and development biotechnology company.

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The effects of imputed interest on our 3.75% Convertible Senior Notes due May 1, 2015 (May 2015 Notes), net of estimated taxes, are excluded because this expense is non-cash; such exclusion facilitates comparisons of PDL’s cash operating results.

Dividend Payment

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We paid $0.15 per share of common stock or $21.0 million to our stockholders on September 15, 2011, to stockholders of record on September 8, 2011, as part of our regular, quarterly dividend policy for 2011.

Adjustments to Convertible Notes Conversion Ratios

In connection with the September 15, 2011, dividend payment:

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The conversion ratio for our 2.875% Convertible Senior Notes due February 15, 2015, was adjusted to 151.713 shares of common stock per $1,000 principal amount, or approximately $6.59 per share, effective September 9, 2011.

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The conversion ratio for the May 2015 Notes was adjusted to 132.6682 shares of common stock per $1,000 principal amount, or approximately $7.54 per share, effective September 6, 2011. However, we entered into purchased call options and warrants to synthetically increase the conversion ratio on the May 2015 Notes. The strike price on the warrants is approximately $8.87 per share.

PDL BioPharma, Inc.
Q3-2011
November 9, 2011

Updates On Approved Royalty Bearing Products

ACTEMRA®/RoACTEMRA (tocilizumab):
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On August 3, 2011, Roche announced that the European Commission has approved the use of RoACTEMRA for the treatment of active Systemic Juvenile Idiopathic Arthritis (sJIA) in patients two years of age or older who have responded inadequately to previous therapy with NSAIDs and systemic corticosteroids. RoACTEMRA can be used alone or in combination with methotrexate in patients with sJIA.

AVASTIN® (bevacizumab):
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On September 23, 2011, Roche announced that the Committee for Medicinal Products for Human Use (CHMP) has adopted a positive opinion for the use of Avastin in combination with standard chemotherapy (carboplatin and paclitaxel) as a front-line therapy for women with advanced ovarian cancer.

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On September 26, 2011, Chugai announced that Avastin in combination with paclitaxel has been approved by the Japanese Ministry of Health, Labour and Welfare to treat inoperable or recurrent breast cancer.

HERCEPTIN® (trastuzumab):
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On October 18, 2011, Roche announced positive results from a Phase 3 study demonstrating that a subcutaneous formulation showed comparable efficacy to the standard intravenous infusion of Herceptin in women with HER2+ early breast cancer.

LUCENTIS® (ranibizumab):
●	On August 30, 2011, FDA issued a health warning alert after at least 16 AMD patients suffered eye infections after being treated with repackaged Avastin.

TYSABRI® (natalizumab):
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On October 28, 2011, Biogen Idec announced that at the end of September 2011, they estimated that approximately 63,500 patients were on commercial and clinical TYSABRI therapy worldwide as compared with 61,500 at the end of June 2011.

Updates on Selected Development Stage Potential Royalty Bearing Products

OCRELIZUMAB:
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On October 20, 2011, Roche announced results from a Phase 2 study of ocrelizumab in patients with relapsing-remitting multiple sclerosis  that showed the significant reduction in the total number of active brain lesions and relapses previously reported for 24 weeks was maintained through 96 weeks.

PERTUZUMAB (Unlicensed Product):
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In July 2011, Roche announced positive results from a Phase 3 clinical trial using pertuzumab combined with Herceptin (trastuzumab) and docetaxel chemotherapy to treat patients with HER2-positive metastatic breast cancer. Based on this data, Roche plans to seek approval with US and EU regulatory authorities in 2011.

T-DM1 (trastuzumabemtansine):
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On September 23, 2011, Roche/Genentech announced results from a Phase 2 trial in first line HER2+ breast cancer patients which showed a progression free survival of 14.2 months in the T-DM1 treated patients compared to 9.2 months in the women treated with combination of Herceptin and docetaxel.

●	Overall response rate was 64.2% in the T-DM1 treated patients and 58% in the Herceptin and docetaxel treated patients.
●	Roche/Genentech expect to file for second line approval in 2012 and first line approval in 2014.

PDL BioPharma, Inc.
Q3-2011
November 9, 2011
Forward-Looking Statements
This press release contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

●	The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
●	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
●	The ability of PDL’s licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
●	Changes in any of the other assumptions on which PDL's projected royalty revenues are based;
●	The outcome of pending litigation or disputes;
●	The change in foreign currency exchange rates; and
●	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.
Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL's filings with the SEC, including the "Risk Factors" section of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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